Exhibit 99.1

Launching: The Hall of Fame Resort and Media Company PRELIMINARY AND SUBJECT TO CHANGE | FOR DISCUSSION PURPOSES ONLY Overview of a Potential Business Combination with Gordon Pointe Acquisition Corp. (NASDAQ: GPAQ)

This presentation is for informational purposes only and is subject to change. The information contained herein does not pur por t to be all - inclusive. The data contained herein is derived from various internal and external sources. No representation is made as to the reasona ble ness of the assumptions made within or the accuracy or completeness of any projections, modeling or any other information contained herei n. Gordon Pointe Acquisition Corp. ("GPAQ") and HOF Village, LLC (“HOFV”) assume no obligation to update the information in this presentation. This material is not for the benefit of, and does not convey any rights or remedies for the benefit of, any holder of securit ies or any other person. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conj unc tion with, the oral briefing provided by the Advisor. This material is not intended to provide the sole basis for evaluation of any transaction a nd does not purport to contain all information that may be required and should not be considered a recommendation or opinion of any kind with respec t t o any transaction. This material was not prepared to comply with the disclosure standards set forth under state and federal securities laws. There can be no assurances that the transaction being announced will be completed on the terms announced, if at all. The Agre eme nt in Principle between GPAQ and HOFV (the “Agreement”) governing the transaction is non - binding, except for certain customary provisions which are binding, including the obligation to negotiate exclusively. Assuming the parties continue to pursue the transaction under the terms of th e Agreement, completion of the transaction is still subject to contingencies and uncertainty as GPAQ must first complete its financial and le gal due diligence, and thereafter engage with the Company in negotiations of a definitive agreement satisfactory to each party thereto. The definiti ve agreement is expected to be subject to customary and other closing conditions, the satisfaction of which cannot be assured, including GPAQ ha ving secured approval of the transaction by its stockholders. Disclaimer 2

Disclaimer (Cont’d)

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include timing of the proposed merger; the business plans, objectives, expectations and intentions of the parties once the transaction is complete, and GPAQ's and HOFV's estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities, relating to the acquired business. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the terms of the Agreement in Principle (“AIP”) not hereafter being memorialized in a definitive agreement; matters discovered by GPAQ or HOFV as they complete their respective due diligence investigation of the other; the outcome of any legal proceedings that have been, or will be, instituted against GPAQ or other parties to the AIP following announcement of the AIP and transactions contemplated therein; the ability of GPAQ to meet NASDAQ listing standards following the merger and in connection with the consummation thereof; the inability to complete the transactions contemplated by the AIP due to the failure to obtain approval of the stockholders of GPAQ or other conditions to closing in the AIP; the failure to obtain the financing arrangements necessary to complete the development of the project; the failure to achieve the assumptions underlying certain of the financial projections included herein including, among others, securing the timely financing for, and achieving construction of, the second phase of the project within assumed time and financial budget, and achieving expected attendance and occupancy rates; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announcement of the AIP and consummation of the transaction described therein; costs related to the proposed merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; changes in applicable laws or regulations; the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to grow and manage growth profitability, maintain relationships with customers and retain its key employees; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by GPAQ. In addition, the allocation of equity in the newly merged public company identified in these materials assumes that there will be approximately $114.3 million in the GPAQ trust account at closing, which itself assumes no material redemptions prior to the closing absent corresponding equity financing. Further, the portions of these materials containing forward-looking statements were prepared based on information provided by HOFV, which has not been independently verified by GPAQ and no representation or warranty, express or implied, is provided in relation to the fairness, accuracy, correctness, completeness or reliability of the information, opinions or conclusions expressed therein.

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Disclaimer (Cont'd)

Additional information concerning these and other factors that may impact our expectations and projections can be found in GPAQ's periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Form 10-Q for the quarterly period ended March 31, 2018, the definitive proxy statement filed by GPAQ with the SEC on June 18, 2019 pursuant to which a special meeting of the Company's stockholder was conducted and at which stockholders approved an extension of the date by which GPAQ has to consummate a business combination from July 30. 2019 to October 31, 2019, plus up to three additional 30 day extensions thereafter (the "Extension Proxy"), the Current Report on Form 8-K filed with the SEC on July 26, 2019 announcing the approval of the matters covered in the Extension Proxy, and in the proxy statement to be filed by GPAQ regarding the transaction memorialized in the AIP with the SEC when available. GPAQ's SEC filings are available publicly on the SEC's website at www.sec.gov. GPAQ disclaims any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Use of non-GAAP Financial Measures

This presentation includes non-GAAP financial measures of HOFV including forward-looking projections of EBITDA and adjusted EBITDA and annualized run-rate EBITDA. In this presentation, "EBITDA" means net income (loss) before interest expense, income taxes and depreciation and amortization. "Adjusted EBITDA" means EBITDA adjusted for items that are not part of regular operating activities, including acquisition related expenses, profit interest expense and founder's fee (both of which will cease following closing of the merger) and other non-cash items such as non-cash-unit based compensation, losses on disposal of property, losses from discontinued operations and individually significant disposals and expenses related to tax changes. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. "Annualized run-rate EBITDA" means "EBITDA" projected over an annualized period. We have presented forward-looking projections of EBITDA and adjusted EBITDA and annualized run-rate EBITDA in this presentation because we consider them key measures used by HOFV management to understand and evaluate HOFV's operating performance and trends, to prepare and approve HOFV's annual budget and to develop short-term and long-term operational plans, and believe that those measures are frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA, adjusted EBITDA and annualized run-rate EBITDA differently than we do. HOFV and GPAQ are unable to reconcile the forward-looking projections of EBITDA and adjusted EBITDA and annualized run-rate EBITDA to their nearest GAAP measures because the nearest GAAP financial measures are not accessible on a forward-looking basis.

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Additional Information about the Transaction and Where to Find It In connection with the proposed merger, GPAQ intends to file a preliminary proxy statement with the SEC and will mail a defin iti ve proxy statement and other relevant documents to its stockholders. Investors and security holders of GPAQ are advised to read, when available, th e preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with GPAQ’s solicitation of proxies fo r its stockholders’ meeting to be held to approve the merger because the proxy statement will contain important information about the merger and the parties to the merger. The definitive proxy statement will be mailed to stockholders of GPAQ as of a record date to be established for votin g o n the merger. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov . Participants in the Solicitation GPAQ, HOFV, and their respective directors, executive officers and other members of their management and employees, under SEC ru les, may be deemed to be participants in the solicitation of proxies of GPAQ stockholders in connection with the proposed business combin ati on. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in GPAQ’s directors and in its Annual Report on Form 10 - K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the GPAQ’s stockholders in connection with th e proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Informati on concerning the interests of GPAQ’s and HOFV’s participants in the solicitation, which may, in some cases, be different than those of GPAQ’s and HOFV’s equity holders generally, will be set forth in the proxy statement relating to the proposed business combination when it becomes ava ila ble. Disclaimer This material does not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrume nt or related derivative, nor does it constitute an offer or commitment to lend, syndicate or arrange any financing, underwrite or purchase or act as an ag ent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies. Disclaimer (Cont’d) 5

Leading Sports, Entertainment & Media Company • HOFV is supported by the most powerful brands in sports • HOFV is building a leading sports, entertainment and media company that leverages the popularity of football, targets an underserved geographic market and has access to exclusive content owned by the Pro Football Hall of Fame (“PFHOF”) World - Class Leadership • Mike Crawford, CEO of HOFV, was hired in December 2018 after an extensive search process • Former President of Walt Disney Holdings Company in Shanghai • He led negotiations, development and initial operations of Shanghai Disney over the final 8 years of his nearly 25 - year tenure at Disney • Crawford most recently rose to Global President of Portfolio Management at Four Seasons from his initial role as President of Asia Pacific Powerful Partners backed by Premier Sponsors Creating the “Disneyland” of Football • Phase I is complete; ~$250m has been invested to complete a fully - operating, year - round attraction, including the Tom Benson Stadium, the National Youth Football & Sports Complex and the land acquisition and infrastructure for Phase II and Phase III (See slide 15) • Phase II projects will begin construction this fall including Premium Hotels, the Hall of Fame Indoor Waterpark, 4 additional Youth Fields, the Center for Excellence (Office, Medical and Retail Buildings), the Convention Center / Fieldhouse and the Hall of Fame Retail Promenade. They are expected to be completed in 2022 (See slides 16, 18) • Phase III expansion plans include the HOF Experience (an immersive VR/AR attraction), a luxury hotel including retail space, multi - family housing and Legends Landing, the first - ever assisted - and independent - living center intended for ex - NFL players, coaches and officials (See slide 21) Significant Market Potential • Unique destination addresses an underserved market with exceptional competitive dynamics for growth • Canton, Ohio, the birthplace of American football and the home of the Football Hall of Fame, is an ideal location for HOFV with nearly half of all NFL franchises located within an 8 hour drive (See slide 9) Executive Summary 6 Johnson Controls Hall of Fame Village (“HOFV”) merger with Gordon Pointe Acquisition Corp. (NASDAQ: GPAQ) Sponsors Partners

Transaction • Gordon Pointe Acquisition Corp. (“GPAQ”) and HOFV propose to merge, with the combined company (the “Company”) being listed on the NASDAQ (the “Transaction”) • The Company is expected to be named The Hall of Fame Resort and Media Company and listed on the Nasdaq as “HOFV” • The Company’s corporate headquarters are expected to be located in Canton, Ohio Ownership • Current equity holders of HOFV are rolling 100% of their equity and are expected to own approximately 60% of the Company • GPAQ will work with the Pro Football Hall of Fame to allocate sponsor warrants for the benefit of Gold Jacket and former NFL player programs Capital Structure • GPAQ’s capital from its current investors will be used to further the development of Phase II, which may include paying down HOFV’s existing debt • GPAQ may raise additional capital through a PIPE and / or a Qualified Opportunity Zone investment • The Company is expected to have a debt - free balance sheet post - transaction allowing it to raise capital efficiently to fund its intended development plans Tax Incentives & Government Support • Significant government support expected to enhance the return profile • Opportunity to leverage low costs of capital, tax incentives, infrastructure subsidies, and non - dilutive financing options • As part of the Ohio Tourism Development District, there are an additional 500 acres of land designated for the future HOFV expansion Governance • The Board of Directors will be comprised of up to 11 members, including the current CEO, Mike Crawford, David Baker, James J. Dolan, Stu Lichter and Michael Klein • The board will comply with Nasdaq independence guidelines and rules Conditions & Timing • No minimum cash requirement to close the Transaction • Expected to close in Q4 2019 Transaction Summary and Timing The transaction is fully supported by its current equity holders, structured to support company growth and expected to close Q4 2019 7

Appealing Investment Profile and Valuation Prospects

- ✓ Singular investment opportunity to participate in the popularity and growth of the most powerful brands in sports across multiple revenue streams
- ✓ Company is operational with ~$250mm of capital invested in best-in-class assets, including a premier sports and entertainment venue and the most developed youth sports complex in the region
- ✓ Integrated business model with diversified future revenue streams and strong growth prospects
- ✓ Company has significant long-term committed sponsorship agreements, and the Hall of Fame has over 1 million annual visitors currently as the foundation of future growth
- ✓ Exceptional sales and EBITDA growth expected: From 2020-2023 sales growth of 48% CAGR is planned and annualized run rate EBITDA of ~$50mm
- ✓ The Media subsidiary within the Company has exclusive access to the immense and generally untapped original content at the Pro Football Hall of Fame
  - ✓ From 2020-2023 Media revenues are expected to grow at 46%
  - ✓ Unique Sports and Entertainment media assets trade at a premium valuation
- ✓ Founders interests will be granted to NFL Hall of Fame Players

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• As General Manager of Shanghai Disney Resort, he led a team across a wide variety of business lines through the development and operational phases of the new resort • He also managed relationships with Shanghai Disney Resort’s local business partners, community and government leaders and industry experts supporting the resort • While at Four Seasons, Crawford led a company repositioning effort in Asia and oversaw all hotel development for the region • As President of Portfolio Management and Owner Relations, he held responsibility for business and capital planning, along with the design and construction of all new Four Seasons Hotels and Resorts Worldwide World - Class Leadership 9 • Mike Crawford was hired as CEO of HOFV in December 2018 • Previously, he spent almost 25 years at the Walt Disney Company, where he rose to Senior Vice President and General Manager of Shanghai Disney Resort and President of Walt Disney Holdings Company in Shanghai • Crawford led the negotiation, development and initial operations of Shanghai Disney from 2007 to 2014 • At Four Seasons, Crawford started as President of Asia Pacific and then became Global President of Portfolio Management HOFV is Led by CEO and Board Member Mike Crawford

Leveraging Powerful Brands

Top Professional Sports Leagues by Revenue



$13B
$9.5B
$5.3B
$4.8B
$3.7B
$2.8B
$2.2B
$1.9B
$1.5B
$1.1B
$1B
$977M
$676M
$601M
$555M
$550M
$482M
$469M
$440M
$373M
NFL
NBA
NHL
SERIE A
LaLiga
American football
Association football
Baseball
Basketball
Australian rules football
Ice hockey

Source: MarketWatch, 7/2/2016.

Powerful Brand Partners

- The PFHOF enjoys an unprecedented partnership with the NFL, one of the most valuable brands in sports
- Football is Americans' favorite sport, with more people naming football as their favorite sport than basketball, baseball and soccer combined[(1)]
- Over 185 million NFL fans globally with growing popularity

Global NFL Fans by Country (millions)



United States 115m
Mexico 23.3m
Brazil 19.7m
Canada 7.21m
South Korea 6.72m
Germany 6.66m
United Kingdom 5.73m
Spain 3.56m
Saudi Arabia 3.12m
Australia 2.64m
Argentina 2.06m

Source: Statista, 2/3/2015 (based on data compiled by Global Web Index)

Leveraging Media Attention

- HOFV will be the centerpiece of the NFL's Centennial celebration in Canton in 2020
- The NFL Centennial celebration will be hosted at HOFV in Canton, the birthplace of the NFL, on September 17, 2020
- Annual Enshrinement Week powered by Johnson Controls has 15 hours of national broadcasts centered around the NFL Game, Enshrinement and the Gold Jacket Dinner to market HOFV

(1) Based on Gallup Poll, 2018.

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Powerful and Integrated Business Model Significant naming rights and alliance deals validate the power of the integrated model. Key sponsors: Johnson Controls, First Data and Constellation Alliance Partnerships NFL and Pro Football Hall of Fame brands are at an all - time high Strong Brand Identity Youth sports, entertainment, family attractions and Hall of Fame Experience to drive significant traffic throughout the campus Sports & Leisure Conventions, trade shows and conferences create a dominant regional destination for businesses Themed Destination Integrated Business Model Diversified, sustainable and synergistic 4M annual visitors $130M Revenue by 2023* 11 * Preliminary Management estimates as of May 2019; subject to change. Actual results may differ materially from forecasts. Media division will leverage the popularity of football and exclusive content owned by the Pro Football Hall of Fame Media & Entertainment

Revenue Streams Projected to Ramp Up 12 Source: Preliminary Management estimates as of May 2019; subject to change. Actual results may differ materially from forecas ts. The HOFV is projected to grow revenue at 48% CAGR from 2020 to 2023, with waterpark, sponsorship, stadium and media categories driving expansion $40.3 $71.5 $109.0 $131.4 $0 $20 $40 $60 $80 $100 $120 $140 2020E 2021E 2022E 2023E Waterpark Stadium Sponsorships HOF Media HOF Premium Hotels Fieldhouse / Convention Center National Youth Football & Sports Complex Center for EXCELLENCE HOF Promenade Retail Center Corporate / Other (USD in millions)

Diversified Future Revenue Streams

By 2023, HOFV is expected to have ~$130M of revenue across nine streams including sports, attractions, media, hotels and retail

2023E Revenue Breakdown



Center for EXCELLENCE 3%
HOF Promenade Retail Center 2%
Corporate / Other 4%
National Youth Football & Sports Complex 6%
Fieldhouse / Convention Center 3%
Waterpark 23%
HOF Premium Hotels 9%
HOF Media 10%
Stadium 21%
Sponsorships 19%

Areas of Future Growth

Sponsorships:

- Over $20M recurring annual revenue in long-term sponsorship agreements with 8 best-in-class partners to date
- Pipeline to potential future sponsors in diverse categories including autos, airlines, apparel, gaming and F&B

Media:

- 6 shows have already been developed, 3 of which have been greenlit
- Ongoing discussions with studios and platforms
- Acquired rights to multiple Youth Sports programming opportunities including National Signing Day, World Youth Football Championships, World Bowl – Mexico and National 7v7 Flag Football Tournament
- HOF Experience: Immersive VR/AR attraction

Stadium and Youth Field Programming:

- HOFV will continue to build out concert / live entertainment business and attract further sporting events
- Current projections include 9 concerts and two festival events during 2020, including annual "Concert for Legends" during Enshrinement Weekend
- Expected to draw 200K+ athletes and spectators annually, with >50% coming from out of state

Hotels and Retail:

- Additional luxury hotel with 60K+ SF retail space

Source: Preliminary Management estimates as of May 2019; subject to change. Actual results may differ materially from forecasts.

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Canton, Ohio 14 Significant Market Potential South Population: 122M Parks: 8 Attendance: 81.7M Source: AECOM / TEA Global Attractions Report, U.S. Census (2016). Top 20 Amusement Parks Orlando Southern California West Population: 77M Parks: 6 Attendance: 46.2M Population: 68M Parks: 3 Attendance: 9.9M Midwest Northeast Population: 56M Parks: 2 Attendance: 5.5M HOFV is forecasted to address Midwest shortages of themed attractions • Driving distance for many in the Northeast • An estimated 32 million people live within 5 hours driving distance of HOFV • Several direct flights to and from Canton / Akron airports from many SE airports

15 Strategic Location Taps Into NFL Fandom • Nearly half of NFL franchises are located within an 8 - hour drive • Franchises of these 15 teams amount to $6.4B in annual revenues (1) 2018 Total Attendance per NFL Team (1) Dallas Cowboys 1,303 Seattle Seahawks 1,118 New England Patriots 1,069 Minnesota Vikings 1,091 New York Giants 1,183 Carolina Panthers 1,103 Washington Redskins 1,043 Jacksonville Jaguars 1,024 San Francisco 49ers 1,052 Tampa Buccaneers 1,000 Houston Texans 1,112 Kansas City Chiefs 1,107 Philadelphia Eagles 1,150 Arizona Cardinals 1,018 Atlanta Falcons 1,119 Cleveland Browns 1,045 New York Jets 1,131 Indianapolis Colts 1,006 Green Bay Packers 1,164 Tennessee Titans 1,008 Chicago Bears 1,050 Los Angeles Rams 1,102 Denver Broncos 1,092 Buffalo Bills 1,073 Baltimore Ravens 1,053 Detroit Lions 1,055 Pittsburgh Steelers 1,041 Cincinnati Bengals 911 Miami Dolphins 1,062 Los Angeles Chargers 804 New Orleans Saints 1,148 Oakland Raiders 955 (Figures in thousands) Teams within 8 - hour drive of location HOFV is a family vacation drive away for the fanbases of 15 NFL franchises and is positioned to tap into high levels of football fandom. NY Jets, NY Giants, Baltimore Ravens (1) Source: ESPN. Canton, Ohio Radius represents 8 - hour drive from Canton

16 HOFV Assembling World - Class Partners Johnson Controls Founding Partner / Anchor Sponsor Caesars Entertainment Live entertainment and talent booking for Stadium and Arena WhiteWater Waterpark design firm Constellation Energy Corporate Alliance Partner / Sponsor First Data Corporate Alliance Partner / Sponsor Turner AECOM - Hunt General Contractors

17 Qualified Opportunity Zone Investment Opportunity • GPAQ’s sponsors may (but are not required to) offer to certain investors an opportunity to invest in a “qualified opportunity zone” (“QOZ”) investment opportunity in conjunction with the Transaction • Under the 2017 tax reform legislation, taxpayers can defer capital gains from sales of assets until December 2026 and reduce the amount of capital gains tax owed up to 15% by reinvesting the gains into a QOZ • Only capital gains reinvested by December 31, 2019 and held for 7 years are eligible 15% tax reduction • Capital gains must be rolled over into an opportunity zone fund investment within 180 days of realizing the gain • QOZ investments that are held more than 10 years and comply with IRS regulations are not subject to any capital gains tax upon sale Note: For informational purposes only, and is not intended to provide, and should not be relied on for, tax, legal or account ing advice. HOFV’s existing and planned developments in Canton, Ohio are located in a “qualified opportunity zone” (as defined in the 2017 Tax Cuts and Jobs Act ), which may provide certain investors significant benefits

18 Public Financing Opportunity – City & State Note: Projected public financing opportunity preliminary estimate as of January 2019; subject to change. Actual results may d iff er materially from projections. Tourism Development District (TDD) Bond Financing Tax Increment Financing (TIF) • Ohio Revised Code 715.014 allows for the creation of a “tourism development district” (TDD) at the HOFV site – currently at 100 acres and approved to expand to 600 acres • The HOFV is allowed, within the TDD, the ability to “self - assess” taxes across all business activity within the established TDD boundaries for the following taxes: ‒ Admissions and Parking tax ‒ Gross Receipts tax ‒ Hotel tax ‒ Lease tax • HOFV will monetize these TDD revenue streams using a 30 - year term, at an interest rate of ~6.5% • In Phase I, HOFV is already receiving TDD tax revenue for admissions, parking and gross receipts taxes • Ohio Revised Code 5709.40 allows real property taxes generated from newly constructed property to be used to fund public infrastructure • The City of Canton has allowed 75% of the TIF revenues to be pledged to a bond issue • HOFV intends to monetize these TIF revenue streams from newly constructed private assets, using a 30 year term, at interest rates ranging between 5.5% and 6.50% Production Tax Credits • HOFV has submitted an application to the State of Ohio for production tax credits in support of the local production and post production services to create The Hall of Fame Experience With projected net financing available of over $160M over the course of the project, public financing opportunities represent a significant component of the overall Capital Plan for HOFV. There are three main components of the public financing opportunity: TDD Bonds, TIF Bonds and Production Tax Credits

Phased Building Plan – Success Stories

Some of the most successful tourist and entertainment destinations have been built in phases over time, including Disneyland and Cedar Point

Benefits of Phased Building Plans

- Mitigating risk
- Ability to consistently demonstrate HOFV's ability to grow its programming
- Continually bringing new, exciting attractions to the market, driving repeat attendance and long-term visitor growth

Disneyland (Anaheim, California)



- Construction began in 1954 in Anaheim, California
- Disneyland opens in July, 1955, including five "lands", and attracts over 1 million attendees by September
- In 1966, New Orleans Square opens, the first new "land" since opening
- In 1972, Bear Country (later re-named Critter Country) opens as Disneyland's seventh "land"
- In 2001, Disney's California Adventure opened next door to Disneyland, adding a second gated theme park to the development

Cedar Point (Sandusky, Ohio)



- Cedar Point's development began in 1878, when a group of bath houses were added to the beach along Lake Erie
- In 1890, a Water Toboggan ride was opened, the first "ride" at the resort
- In 1892, the Switchback Railway opened, which was the resort's first roller coaster
- In 1899, the resort's first hotel opened
- By 1906, the resort attracted over 1 million visitors during its summer season

Note: For illustrative purposes only. None of Management, Sponsors, or other parties involved in HOFV was involved in these projects.

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– Premium Hotels – HOF Indoor Waterpark – Center for EXCELLENCE office, medical care and retail buildings – Convention Center / Field House – HOF Retail Promenade – Vision to become a destination for concerts, athletic competitions and other events • Phase III expansion plans include addition of: – HOF Experience (immersive VR/AR attraction) – Luxury Hotel including retail space – Performance Center / Arena – Multi - Family Housing – Legends Landing (The first - ever assisted - and independent - living center intended for ex - NFL players, coaches and officials) Phase II (Targeted Completion by 2022) 20 HOFV – Phasing Plan Mixed - Use, Year - Round Attraction: Phases I, II and III… Just the Beginning • HOFV is a multi - phase complex that will appeal to children and adults alike • Significant attractions have already begun operation after completion of Phase I of the development: – Tom Benson HOF Stadium , offering a world - class outdoor 20,000+ seat capacity sports and entertainment stadium National Youth Football & Sports Complex projected to annually attract 200,000+ youth playing all types of sports – tackle, flag and 7x7 football, lacrosse, soccer and field hockey – HOF Media Company intends to produce exclusive content for all ages • Phase II plans include building: Operational Phase III Hall of Fame Retail Promenade with Tom Benson Stadium in the background (Artistic Rendition)

Phase I – Operational With Significant Programming



- Maroon 5, Pitbull, Toby Keith and Aerosmith have all performed at Tom Benson Hall of Fame Stadium; adding over 65K fans



- The National Youth Football & Sports Complex has hosted over ~350K athletes and spectators since its inception in 2016



- The Pro Football Hall of Fame draws over 240K visitors annually
- PFHOF hosts the Hall of Fame Enshrinement Week each August which includes: the Hall of Fame Enshrinement Ceremony, Hall of Fame Game, Concert for Legends and other marquee events


PRO FOOTBALL
HALL OF FAME

- The annual NFL Hall of Fame Game played at Tom Benson HOF Stadium represents the first preseason game of the NFL season
- The stadium also hosts the OHSAA football championships, the Historic Black College Kickoff Classic, the American Patriot League, college football and corporate events year-round; driving over 135K athletes and fans in 2018 to the state-of-the-art stadium

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Phase I & II – Attendance Projection Trends

Significant synergies projected to drive attendance traffic between assets and drive rapid growth following completion of construction in 2022


Phase I
Driven by Stadium entertainment, Alliance Partnerships and Youth Sports
Phase II
Activation of significant assets – Waterpark, Hotels, Convention Center and Retail
Further monetizing Stadium and Alliance Partnerships
(Attendance in thousands)
587
765
915
1,774
2,887
3,903
2018A
2019E
2020E
2021E
2022E
2023E
PF HOF Museum
Stadium
Youth Fields
Hotel - Premium
Convention Center
Retail
HOF Waterpark
Other

Source: Preliminary estimates as of May 2019; subject to change. Actual results may differ materially from forecasts.
Note: PFHOF Museum is a separate non-profit entity that is an equity owner of the HOFV; it is a historic attraction at the same site of as the HOFV and is expected to help drive attendance to HOFV.

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Financial Projection Highlights

HOFV, even prior to Phase III plans and other identified opportunities, is forecasted to generate over $130 million in revenue and ~ $45million in Adj. EBITDA by 2023 across multiple revenue streams at a total cost of ~$490 million

(USD in millions)



Phase I
Driven by Stadium entertainment, Alliance Partnerships and Youth Sports
Phase II
Activation of significant assets – Waterpark, Hotels, Convention Center and Retail
Further monetizing Stadium and Alliance Partnerships
Phase III and Beyond
Phase II an estimated run rate EBITDA of ~$50M
Total Revenue
$16.7
$40.3
$71.5
$109.0
$131.4
2019E
2020E
2021E
2022E
2023E
Adjusted EBITDA(1)
($3.2)
$5.6
$17.2
$31.7
$44.4
2019E
2020E
2021E
2022E
2023E

Phase III and further expansion plans to enable further growth, as the HOFV expands within the approved 600-acre Tourism Development District. Phase III will include virtual reality, additional corporate attractions, a new hotel and run rate EBITDA of ~$100M

Source: Preliminary Management estimates as of May 2019; subject to change. Actual results may differ materially from forecasts.
(1) Adjusted EBITDA is a non-GAAP measure and is unlikely to be comparable to similar measures presented by other companies, and should not be treated as a substitute for comparable GAAP measures. Non-GAAP measures have inherent limitations.

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24 Strategic Initiatives – Additional Upside Extensive Media Activation • The Village Media Company has been formed and initial investments have been made to develop and exploit unique content in Youth Sports and certain proprietary content of the Pro Football Hall of Fame • There are substantial potential opportunities in partnership with the Pro Football Hall of Fame and other partners to exploit the vast library of unique content of the Hall and certain content that will be developed by HOFV • Advanced discussions with Media leaders, creative, development and distribution partners have occurred Expansive Scope of Youth Academy • Strategies are being considered and discussions are occurring with select strategic partners to potentially expand the scope and scale of the Youth Academy model beyond Canton through regional tournaments and championships held at the Youth Academy complex Massive Growth of E - Sports / Fantasy and Gaming • There is planning and advancing discussions with legislators and potential strategic partners on the timing and forms of ESports / Fantasy and Gaming which could impact HOFV and accelerate certain aspects of developments in Phase II and Phase III • Potential partnership being discussed with Caesar’s Entertainment and others on including sports betting in Canton with potential reciprocal agreement (e.g., Hall of Fame branded hotel in Las Vegas) Exciting Phase III Development • The zoning and ability to expand into Phase 3 Development is in place, and certain design work has already begun • Preliminary Pro Forma financials have been completed

Phase II – Execution Timeline

Estimated Timeline for completion of Phase II assets


July 1 , 2019
2019
2020
2021
2022
Project
J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D
PHASE II
Youth Fields*
Field 5&6, Structure
Field 7
Infrastructure
Stadium**
East Scoreboard
Infrastructure
Premium Hotel
Attached to Waterpark
Infrastructure
Premium Hotel (Off-Campus)
Infrastructure
Center for Excellence (COE)
Infrastructure
Promenade
Infrastructure
HOF Waterpark (WP)
Core and Shell
Waterpark interior
Infrastructure
Fieldhouse/Conventions
6 mos, construction start in 4
Infrastructure
Infrastructure and Parking
Infrastructure and parking (COE, WP)
Construction Design
Infrastructure
Construction
Opening

Notes: Preliminary Management estimates as of May 2019; subject to change. Actual results may differ materially from forecasts.

* 4 Youth Fields are completed and operational, with 4 additional fields planned for Phase II

** Tom Benson Stadium is substantially complete, with only an additional scoreboard and some additional seating to be added

25

Phase III – Broad Vision

Multi-use entertainment complex in Canton, Ohio



1
2
3
4
5
6
7
A
B
C
D
E
(Artistic Rendition)

Phase I & II

1. Tom Benson Stadium
2. Eight Youth Fields
3. Premium Hotel
4. Hall of Fame Indoor Waterpark
5. Center for Excellence (Office, Medical and Retail Buildings)
6. Convention Center / Fieldhouse
7. Hall of Fame Retail Promenade

Phase III

A. **Hall of Fame Experience** – One-of-a-kind themed sports VR attraction, immersing fans in football and sport in unprecedented ways
B. **Luxury Hilton Curio Hotel** with ±60,000 SF of retail featuring food & beverage and conference space
C. **Performance Center** – Arena and convention space for sports and entertainment events
D. **Multi-Family Housing**
E. **Legends Landing** – First-ever Independent & Assisted Living Facility for Pro Football Hall of Famers, former players and their families)

26

Appendix

Current Major Operational Components

29 Tom Benson Hall of Fame Stadium • Tom Benson Hall of Fame Stadium, named on Forbes list of “13 Game - Changing NFL Stadiums” (1) , holds 23,000 and hosts the annual Pro Football Hall of Fame Enshrinement Week Powered by Johnson Controls as well as other premier sporting events such as the Ohio State High School Football Championships and the World Youth Football Championships • In addition, the stadium is equipped with first in U.S. cut - away seats to create an elite concert venue • C3 Presents, the producer of Lollapalooza and Austin City Limits music festivals, and Caesars Entertainment are talent booking partners of the stadium • The stadium has hosted performances by national recording artists such as Aerosmith, Tim McGraw, Pitbull and Toby Keith, and most recently hosted Maroon 5 during the 2018 Pro Football Hall of Fame Enshrinement Week (1) Forbes (9/12/2016).

30 Date Event April 14 Malone Football Spring Game - Practice April 29 Village/Hall of Fame Marathon May 17 JCI Road Show - Locker Room May 18 IRG Ownership Meeting; JCI Road Show- Locker Room May 29 Great Lakes Cheese - JCI Happy Hour May 31 McKinley HS Private Event June 14 IRG Ownership Meeting June 25 - 26 McKinley Youth Football Camp June 27 - 29 McKinley MS Camp July 1 Pitbull Concert July 7 USA Football July 11 Legacy 7v7 July 13 McKinley All Star Practice July 16 - 20 McKinley All Star Practice July 19 McKinley Camp w/ Sandusky July 26 Stark County Chamber of Commerce Event August 2 Enshrinement/Hall of Fame Game August 3 Gold Jacket Watch Party August 4 Enshrinement/Enshrinement Ceremony August 5 Enshrinement/Hall of Fame Concert (Maroon 5) August 17 McKinley HS Home Game (Jamboree) August 31 McKinley v Buchtel September 1 Malone v Concordia September 7 McKinley v West Orange; HS Football: Northern Highlands (NJ) vs. Clifton (NJ) September 8 Walsh v Saginaw Valley September 8 Malone v Lake Erie September 15 McKinley Family Fun Day September 21 McKinley v Hoover September 22 Walsh v Tiffin September 25 Akron/Canton Food Bank HOF September 29 Beaver Excavating Company Reception; Malone v Hillsdale October 5 McKinley v Jackson October 6 Walsh v Ohio Dominican October 10 McKinley Middle School Game October 13 Village/Bands Of America October 19 McKinley v Perry October 20 Walsh v Hillsdale October 24 McKinley Freshman Football v Massillon October 27 Malone v Alderson Broaddus November 3 Walsh v Alderson Broaddus November 10 Malone v Walsh November 30 - December 2 PFHOF/OHSAA Championships December 14 MT Systems Event December 16 HOF/Youth Football Championships New Best - in - Class Stadium Completed and Generating Revenue 2017: • Hosted NFL Hall of Fame Game and Weekend • Hosted performances by national recording artists such as Aerosmith and Kid Rock 2018: • Hosted NFL Hall of Fame Game and Weekend • Hosted the Ohio State Football Championships, drawing the 4 th largest crowd in Ohio history with a sold - out crowd • Hosted Pitbull concert in July • Hosted the inaugural World Youth Football Championships • Sold out 2018 Enshrinement Weekend (NFL game, HOF Enshrinement, Maroon 5) 2019: • 2 new semi - pro Spring football leagues (MLFB and APL) to come in 2019 and 2020 and Tom Benson Stadium will host the inaugural 2019 Historic Black College HOF game • Will continue to host the Ohio State Football Championships, following a unanimous OHSAA Board vote in 2019 • Negotiating non - sports events, such as a Circus, Christmas Village, Country Festival, Kings of Comedy • Imagine Dragons and Tim McGraw to perform at the Concert for Legends in August 2019 • LeAnn Rimes scheduled to perform in June 2019 at the Performing Arts Center 2020: • Will play an integral role in hosting the NFL’s Centennial Celebration in 2020, which is expected to be a series of events over a multiple day period in partnership with the NFL Diversified & Accelerating Stadium Programming Note: Forecasts are based on a number of assumptions and there can be no assurance that such forecasts will be achieved. 2018 Events Represents Major Events

31 Note: Forecasts are based on a number of assumptions and there can be no assurance that such forecasts will be achieved. 2020 Advance - Scheduled Events 2019 Scheduled Events • HOFV will continue to build out concert / live entertainment business and attract further sporting events as one of the premier stadium destinations in the Midwest • Current projections include 9 concerts and two festival events during 2020, including annual “Concert for Legends” during Enshrinement Weekend • Pro Football Hall of Fame and the NFL plan to spend considerable resources promoting and completing the Centennial Weekend celebration in Canton with over 10,000 “Legends of the Game” participating, and Tom Benson Stadium is expected to be the centerpiece of the weekend’s events • Signed 3 - year deal to host HBCU Hall of Fame Game that will continue past 2020 • Continued build - out of Youth Fields programming will drive even greater attendance and use of the stadium Represents Major Events Date Event April 6 Soccer Showcase April 18 Ohio HAZMAT Training April 28 HOF Marathon May 6 - 10 HOF - GET FIT Camp May 11 - 12 Lacrosse May 13 - 17 HOF - GET FIT Camp May 14 Roberston Heating Private Event May 18 - 19 Lacrosse June 19 HOF Heart Ball June 24 - 25 McKinley Youth Camp June 26 - 28 McKinley Middle School Camp June 29 USA Football; LeAnn Rimes July 28 McKinley 7v7 Camp August 1 HOF Game August 3 Enshrinement Ceremony August 4 Concert for Legends/Imagine Dragons August 9 HOFV Concert/Tim McGraw August 17 Beaver Excavating Party August 30 McKinley v Warren Harding September 1 Black College HOF Game September 7 HOF Beer Fest /APL Concert September 13 McKinley v TBD September 14 Walsh v Ashland September 17 Taste of HOF September 20 Mckinley v Green September 21 Walsh v Tiffin September 28 McKinley Family Fun Day October 4 McKinley v Lake October 12 Walsh v Findlay October 18 McKinley v GlenOak October 19 Walsh v West Liberty (Homecoming) October 27 Youth Championships November 2 McKinley v Massillon; Walsh v Kentucky Wesleyan November 28-30 OHSAA Football Championship Games Diversified & Accelerating Stadium Programming (Cont’d)

• The National Youth Football & Sports Complex consists of 8 full - sized multi - use state - of - the - art regulation football fields • The facility hosts camps and tournaments for football players, as well as athletes from other sports such as lacrosse and soc cer from across the country – Significant driver of multi - day attendance at HOFV – expected to draw 200K+ athletes and their families annually beginning in 20 19 – In its first year in operation in 2016, 80% of athletes in attendance were from outside of Ohio – Every youth team that comes to the Youth Fields also visits the Hall of Fame for a day and participates in a one - hour seminar on the values of the game • HOF Media Company will produce exclusive content from tournaments and camps held at the facility • Hosted and broadcasted the first annual HOF World Youth Football Championships – Received 5 hours of coverage on CBS Sports Network – Hosted events receiving additional hours of national television coverage in 2018 – The best 4th - 8th grade football teams vie for a spot in Canton through 9 regional qualifying tournaments – Championship games are played at Tom Benson Hall of Fame Stadium > The inaugural tournament included over 70 teams from 32 states and Mexico – The tournament has the potential to draw a national audience similar to the Little League World Series – This represents a significant opportunity, as ESPN contract to broadcast the Little League World Series is worth over $7 mill ion per year National Youth Football & Sports Complex 32 State of the Art Facilities Key Partnerships Note: Projections and forecasts are based on a number of assumptions and there can be no assurance that such projections and for ecasts will be achieved.

33 National Youth Football and Sports Complex completed and generating revenue • Hosting regional and national tournaments and camps for youth football, lacrosse, soccer and other sports • Hosted the first annual HOF World Youth Football Championships in December 2017 • Expected to draw 200K+ athletes and spectators annually, with >50% coming from out of state Diversified & Accelerating Youth Field Programming Note: Forecasts are based on a number of assumptions and there can be no assurance that such forecasts will be achieved. 2018 Events 2019 Scheduled Events Date Event March 2 - 25 Great Lakes Alliance Crossover and Friendlies April 6 - 8 CASA Kickoff Cup May 4 - 5 CASA Spring Scrimmages May 12 Ohio Lacrosse Championships May 19 - 20 Ohio Rugby Championships May 25 - 28 Memorial Day Soccer Shootout June 2 - 3 American Cornhole TBD Ohio Rugby June 8 Munoz Character Camp June 15 - 17 Diamond Sports Football Champs June 17 Blue Grey Combine June 18 CAK Soccer Open House June 19 - 20 WU Football Showcase June 23 HOF Day Out w/ Dad June 22 - 24 YSM Tournament June 30 - July 3 Fantasy Camp July 6 - 19 Hall of Fame Football Academy July 20 - 22 USA Football 7v7 Championships July 24 - August 10 HOF Enshrinement Fan Zone August 2 NFL PlayFootball Clinics August 4 NFL Girls Flag Football Clinic August 11 - 13 YSM Football Tourney August 16 & 18 Canton United Youth Mini Camp August 19 - 20 HOF Youth Football Jamboree September 2 - 4 GPS Soccer Labor Day Tourney September 3 - October 15 Ongoing McKinley JV Football Games September 6 - October 18 Ongoing NFL Flag Football September 8 - 9 CASA Fall Soccer Shootout September 22 - 23 YSM Tournament September 29 - 30 CAK Soccer Tourney October 7 Columbian Squires - Flag Football Tourney October 8 Crosse Out Cancer October 22 LGS Lacrosse Showcase November 3 - 4 YSM Tournament November 11 - 12 HOF Gridiron Classic November 18 - 19 AFL Football Regional Championsips; CASA - Season Finale November 23 - 25 Midwest National Youth Football Championship November 30 - December 2 Youth National Chip' Regional Championships December 7 - 9 YSM or Youth Chip' Champs December 15 - 17 National Youth Football Championships Date Event March 1 - 24 Great Lakes Alliance Crossover and Friendlies April 5 -7 CASA Kickoff Cup May 4 - 5 CASA Spring Scrimmages May 10 - 12 North Ohio Girls Lacrosse Championships May 17 - 19 Ohio Boys Lacrosse Championships May 24 - 26 HOF 7v7 Championships June 2 - 3 CAK end of Spring TBD Ohio Rugby June 7 Walsh U w/ U of Cincinnati Camp June 10 Blue Grey Combine June 15 - 16 CASA Summer Tourney June 15 - 17 Diamond Sports Football Champs June 21 Munoz Character Camp June 22 HOF Day Out w/ Dad June 29 - 30 Battle Adult Flag Football Championships June 30 - July 3 National Flag Football Championships July 1 USA Football Development Camp July 6 -19 Hall of Fame Football Academy July 27 Ohio Rugby Champs July 24 - August 10 HOF Enshrinement Fan Zone August 1 NFL PlayFootball Clinics August 3 NFL Girls Flag Football Clinic August 11 - 13 YSM Football Tourney August 16 & 18 Canton United Youth Mini Camp August 19 - 20 Tenacity Youth FB Jamboree September 1 - 3 GPS Soccer Labor Day Tourney September 3 - October 15 Ongoing McKinley JV Football Games September 5 - October 17 Ongoing NFL Flag Football September 7 - 8 CASA Fall Soccer Shootout September 21 - 22 YSM Tournament September 28 - 29 CAK Soccer Tourney October 6 Columbian Squires - Flag Football Tourney October 7 Crosse Out Cancer October 22 Cascade Lacrosse November 1 - 3 Graveyard Lacrosse November 8 - 9 HOF Gridiron Classic November 15 - 17 CASA - Season Finale November 29 - 30 Midwest National Youth Football Championship November 30 - December 2 Youth National Chip' Regional Championships December 6 - 10 YSM or Youth Chip' Champs December 11 - 15 National Youth Football Championships Represents Major Events

• HOF Media is a sports and entertainment media company, that is producing exclusive content around the most inspiring, values - based, football - focused programming for families and fans worldwide • HOF Media plans to produce all media formats - full length feature films, live and taped television specials, studio shows, live s ports events, books and artwork • This exclusive content would market and establish HOFV as a premier tourist destination for football fans everywhere • Led by ten - time Emmy Award Winner George Veras and Cary Granat, former CEO of Walden Media, HOF Media plans to create programming in three primary categories: – General Audience programming to be catered towards primetime television viewers of Network and Mainstream cable channels – Family Co - Viewing shows to be built to be enjoyed by the whole family, similar to shows that currently appear on Nickelodeon or Disney Channel – Kids programming to help drive awareness of the Village among a younger audience • In December 2018, HOF Media produced the first ever “National Signing Day” program that was broadcast live on CBS Sports, featuring over 30 All - American high school football players announced their college commitments • HOF Media plans to utilize various distribution channels to disseminate its content, including national broadcast partnerships (Currently EPSN, NFL Network, NBC and CBS Sports Network), streaming services and social media • HOF Media expects to have access to the Pro Football Hall of Fame’s exclusive 6 million photos and videos and 40 million documents , the largest football collection in the world HOF Media Company 34 Note: Projections and forecasts are based on a number of assumptions and there can be no assurance that such projections and for ecasts will be achieved.

Financial and Operational Highlights

HOFV Competitive Landscape

	Johnson Controls Hall of Fame Village – Long-Term Vision	Disneyland	Disneyland Paris	SeaWorld Orlando	Six Flags	Cedar Point
Location	Canton, Ohio	Anaheim, California	Paris, France	Orlando, Florida	Valencia, California	Sandusky, Ohio
Size	100 Acres	500 Acres	5,510 Acres	279 Acres	262 Acres	515 Acres
Annual Attendance (1)	7.8 million	27.2 million	13.4 million	4.4 million	3.3 million	3.6 million
IP / Brands	Pro Football Hall of Fame	Disney, Pixar, Marvel, Star Wars	Disney, Pixar, Marvel, Star Wars	Sesame Street	DC, WB	
Revenue Streams	Admissions, Concessions, Merchandise, Accomodations, Licensing	Admissions, Concessions, Accomodations, Merchandise, Licensing	Admissions, Concessions, Accomodations, Merchandise, Licensing	Admissions, Concessions, Merchandise, Licensing	Admissions, Concessions, Licensing, Merchandise	Admissions, Concessions, Accomodations, Merchandise
B2B	165,000 SF Convention Space	180,000 SF Conference / Meeting Space	210,000 SF Conference / Meeting Space	70,000 SF Special Events Space	-	-
Demographics	All ages	Families with younger children	Families with younger children	Families with younger children	Families with younger children; Young adults	Families with younger children; Young adults
Free Publicity	Hall of Fame Induction Weekend, NFL Broadcasts, NFL Promotions	Movie Releases and Brand Penetration	Movie Releases and Brand Penetration	-	DC Movie Releases	-
Branded Accomodations	1 Hotel 243 Rooms	3 Hotel ~2,400 Rooms	7 Hotels ~5,800 Rooms	-	-	4 Hotels 1,000+ Rooms
Other	Center of Excellence, Performance Center, Legends Landing, Youth Fields	Downtown Disney	Disney Village and 27 Hole Golf Course	-	-	2 Marinas, RV Campsite, Beach Front Property

Source: Company Filings, Wall Street Research and AECOM / TEA Global Attractions Report. Data as of June 2018.

(1) Represents projected stabilized annual attendance for HOFV including completion of Phase III and 2017 attendance for selected theme parks. No assurance can be made that our projected annual attendance will be achieved, nor whether and when stabilization will be achieved.

36

37 James J. Dolan Vice Chairman & Lead Director • Former Senior Executive of Federated Investors, Inc. (NYSE: FII) for 19 years and the CEO of Federated Services Co. • Founded Access Data and subsequently sold to Broadridge Financial Solutions • Chairman of Ascent Data • Serves on the board of directors of TriState Capital Holdings, Chartwell Investment Partners and PlanMember Financial Corporation • Serves as President and Chairman of Industrial Realty Group (IRG), one of the nation’s largest owners of commercial and industrial properties • IRG has an exemplary track record of developing and managing major projects throughout the Midwest and US; IRG currently owns and manages over 100 million sq. ft. in its portfolio Stu Lichter Board Member Select Board Member Biographies Michael Klein Board Member • Strategic advisor to global companies, boards of directors, governments and investors • Previously served as CEO of Citi’s institutional clients businesses • Previously served on several public boards including IHS, GMAC and Dow AgroSciences David Baker Chairman of the Board • President and CEO of the Pro Football Hall of Fame • Previously served as Commissioner of the Arena Football League for 12 years • Also previously served as Mayor and Councilman of Irvine, California • Received the 2017 March of Dimes Sports Leadership Award